Exhibit 3.21

CERTIFICATE OF FORMATION

OF

IMCO Recycling of Ohio, LLC

Pursuant to the

Delaware Limited Liability Company Act

6 Del. C. § 18-101 et seq.

May 26, 2010

The undersigned being duly authorized to execute and file this Certificate, does hereby certify as follows:

FIRST: The name of the limited liability company is IMCO Recycling of Ohio, LLC (the “Company”).

SECOND: The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

THIRD: The name and address of the authorized person is Richard Goldstein, One New York Plaza, New York, NY 10004. The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

FOURTH: That this Certificate of Formation is to become effective as of 12:20 p.m. eastern daylight time on June 1, 2010.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation on the date first written above.

/s/ Richard Goldstein
Richard Goldstein, Authorized Person